SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is entered into as of the 10th day of July 2009, by and between ProLogis (the "Landlord") and SpeedFC, Inc. (the "Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement, dated as of the 21st day of May 2008, as further amended by the First Amendment to Lease Agreement, dated as of the 18th day of November 2008, as pursuant to which Landlord leases to Tenant certain premises located at 10300 Sanden Drive, Suite 100, Dallas, TX 75238 (Northgate Distribution Center #18) containing approximately 267,690 square feet of space ("Existing Premises").

WHEREAS, Landlord and Tenant desire to amend the terms of the Lease for the Premises on the terms and conditions set forth below:

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1. Effective December 15, 2009 and continuing through and including April 30, 2012 (the "Expansion Period"), the Premises shall be expanded by approximately 267,690 square feet (and applicable parking areas and truck courts) located at 10300 Sanden Drive, Suite 200, Dallas, TX 75238 (the "Expansion Premises"), as shown on the attached Exhibit "A", so that the total square footage of the Premises shall be 535,380 square feet (Total Premises). Tenant's proportionate share of the building and project shall increase from 50.00% to 100.00%.

2. Monthly Base Rent for the Expansion Premises during the Expansion Period, due on the 1st day of each calendar month, shall be as follows:

December 15, 2009 – December 31, 2011:	$22,307.50 per month – Net
January 1, 2012 – April 30, 2012:	$33,461.25 per month – Net

3. Landlord, at Landlord's sole cost and expense, shall turn-key Tenant Improvements per the attached Addendum 1.

4. Tenant shall have Two (2) Renewal Options per the attached Addendum 2.

5. Tenant warrants that it has had no dealings with any broker or agent, in connection with this Amendment, and covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses of liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof with whom Tenant had dealings, except for Proterra Properties (Dan Lawson).

6. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

7. Any obligation or liability whatsoever of ProLogis which may arise at any time under the Lease or this Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this SECOND AMENDMENT to LEASE AGREEMENT as of the day and year first above written.

TENANT:

SpeedFC, Inc.

By: ______________________

Name: Jeff Zisk

Title: President

LANDLORD:

ProLogis

By: ______________________

Name: Jeremy D. Giles

Title: Senior Vice President

7